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                                                               EXHIBIT 10(b-2)

                                 SECOND AMENDMENT
                                        TO
                            SECOND INSURANCE AGREEMENT

                  This AMENDMENT, made this 12th day of April, 1997, (this "Amendment"), to the Second Insurance Agreement, dated as of October 24, 1995 (the"Insurance Agreement"), by and between Delta Clearing Corp. ("Delta") and Capital Markets Assurance Corporation ("CapMAC").

                  WHEREAS, Delta and CapMAC entered into the First Amendment to the Second Insurance Agreement, dated September 25, 1996, to exclude from the definition of New Worth contained in Section 4(g) of the Insurance Agreement the issuance by Delta to its stockholders of subordinated notes in an aggregate principal amount not in excess of $2 million;

                  WHEREAS, CapMAC has agreed, subject to the terms hereof, to further amend the Insurance Agreement to reduce the premium to be paid by Delta to CapMAC pursuant to Section 5(a) of such agreement.

                  NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                  1. Amendment to the Insurance Agreement. Section 5 (a) of the Insurance Agreement is amended by deleting the entire text of such section and substituting the following text therefor:

                  The Company agrees to pay to CapMAC premium with respect to the Amended Surety Bond (the "Scheduled Premium") computed (i) at a rate of .003 per annum (30 basis points) on the Lowest Aggregate Surety Bond Amount (as such term is defined in the Amended Surety
         Bond) in effect during the term of this Agreement (the "Lowest Aggregate Surety Bond Amount") plus (ii) in the event that the Lowest Aggregate Surety Bond

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         Amount is increased at any time during the term of this Agreement in accordance with Section 9 hereof, such premium as shall be determined in the sole discretion of CapMAC in accordance with Section 9 (c) hereof on the amount equal to the difference between (A) the Lowest Aggregate Surety Bond Amount and (B) the Aggregate Surety Bond Amount.

                  2. Expenses. The Company agrees to pay CapMAC its out-of-pocket expenses (including, without limitation, reasonable attorneys' fees and expenses) in connection with the preparation, execution and delivery of this Amendment.

                  3. Governing Law. This Amendment shall be governed by and construed and interpreted in accordance with the laws of the State of New York without regard to the principles of conflicts of laws.

                  4. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective when each party hereto shall have received a counterpart hereof duly executed by the other party hereto.

                  5. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the ___ day of August, 1997

               DELTA CLEARING CORP.

               By: Stephen K. Lynner \s\
                   ---------------------------
                   Title: President

               CAPITAL MARKETS ASSURANCE CORPORATION

               By: Gary Dycus \s\
                   ---------------------------
                   Title: Vice President


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